UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2013

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11000 North Mo-Pac Expressway

Austin, Texas 78759
(Address of principal executive offices)

(512) 349-0300
Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Retention Agreements with Certain Executive Officers.

On June 4, 2013, Crossroads Systems, Inc. (the “Company”) entered into Key Employee Retention Plan Agreements with Brian Bianchi, the Company’s Chief Operating Officer, and David Cerf, the Company’s Executive Vice President of Business and Corporate Development, respectively.

These retention agreements provide each of these two officers with a salary increase effective immediately and, subject to the approval of the Compensation Committee of the Company’s Board of Directors, an option grant.

Mr. Bianchi’s retention agreement provides for a salary increase from $220,000 to $235,000 annually. Mr. Cerf’s retention agreement provides for (i) a salary increase from $235,000 to $250,000 annually, and (ii) an increase in his bonus potential from 35% to 40% of his base salary.

In addition, each of Mr. Bianchi’s and Mr. Cerf’s retention agreements provide for a grant of options to purchase 300,000 shares of the Company’s common stock. The retention agreements provide that these options will vest in three installments, with 50,000 shares vesting on September 1, 2013, 125,000 shares vesting on June 1, 2014 and 125,000 shares vesting on June 1, 2015. The vesting of these options will accelerate in the event that the respective officer’s employment terminates by reason of an involuntary termination. The terms of these options, including the exercise price, are subject to determination and approval by the Compensation Committee of the Company’s Board of Directors.

The foregoing description of the retention agreements is a summary only and is qualified in its entirety by reference to the retention agreements filed as exhibits to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Retention Agreement dated June 4, 2013, by and between Crossroads Systems, Inc. and Brian Bianchi.

10.2	Retention Agreement dated June 4, 2013, by and between Crossroads Systems, Inc. and David Cerf.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Date: June 7, 2013	By:	/s/ Jennifer Ray Crane
Name: Jennifer Ray Crane
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Retention Agreement dated June 4, 2013, by and between Crossroads Systems, Inc. and Brian Bianchi.

10.2	Retention Agreement dated June 4, 2013, by and between Crossroads Systems, Inc. and David Cerf.